EXHIBIT 10.4

Second Amendment and Restatement of the
Shareholders' Agreement of
Nacional Minérios S.A.

This Second Amendment and Restatement of the Shareholders' Agreement of Nacional Minérios S.A. is entered into by and among:

I.             as parties:

Companhia Siderúrgica Nacional, with head offices in the city of São Paulo, state of São Paulo, at Av. Brigadeiro Faria Lima 3400, 20 floor, enrolled with the Federal Taxpayer's Registry under N. 33.042.730/0001-04, herein represented in accordance with its by-laws ("CSN");

Brazil Japan Iron Ore Corporation, with its head office at Watanabe Bldg. 5F, 1-4-2, Minami-Aoyama Minato-ku, Tokyo, 107-0062, Japan, herein represented in accordance with its by-laws  ("Japanese SPC"); and

Posco, with its head office at 892 Daechi 4-dong Gangnam-gu, Seoul, 135-777, Korea, herein represented in accordance with its by-laws  ("Posco" and, together with the Japanese SPC, the "New Investor"); and

II.           as intervening party:

Nacional Minérios S.A., with head offices in the city of Congonhas, state of Minas Gerais, at Logradouro Casa da Pedra, without number, part, enrolled with the Federal Taxpayer's Registry under N. 08.446.702/0001-05, herein represented in accordance with its by-laws ("Company").

(CSN and the New Investor jointly referred to as "Parties" or "Shareholders" and individually as "Party" or "Shareholder")

Whereas:

(A)               On December 30, 2008, the original shareholders of the Company entered into a shareholders' agreement to agree on principles, procedures and rules to govern their relationship as shareholders of the Company ("Original Shareholders' Agreement", as amended, the "Shareholders’ Agreement");

(B)               Due to the delay on the implementation of the Company’s Long-Term Business Plan and the Mid-Term Business Plan (as defined in the Shareholders’ Agreement), the Parties have discussed in good faith certain adjustments to such plans; and

(C)               The Parties have agreed on certain additional amendments to the Shareholders’ Agreement.

now, therefore, the Parties and the Company agree to enter into this "Second Amendment and Restatement of the Shareholders' Agreement of Nacional Minérios S.A." ("Second Amendment"), as follows:

Article 1
Amendments to the Shareholders' Agreement

1.1               The Parties hereby, (i) pursuant to the shareholders meeting held on the date hereof approving the amendment to the Long-Term Business Plan and to the Mid-Term Business Plan, have decided to amend Exhibit 1.1 (Long-Term Business Plan) and Exhibit 11.1 (Mid-Term Business Plan) of the Shareholders Agreement which shall be replaced by Exhibit 1.1 and Exhibit 11.1 of this Second Amendment, and (ii) have also decided to include two new Exhibits to the Shareholders Agreement to (a) provide further details on the necessary steps for the achievement of the Long-Term Business Plan, in the form of Exhibit 1.1(a); and (b) provide guidelines to the Company and to the Shareholders with respect to funding plans of the Company for completion of its projects, in the form of Exhibit 1.1(b).  As a result of such, Sections 1.1 and 1.2 of the Shareholders’ Agreement are hereby amended and shall be read as follows:

"1.1        The Parties shall exercise their voting rights and controlling power so as to ensure that the activities of the Company comply with the following basic principles and premises:

(i)             the management of the businesses of the Company shall be exercised by capable and experienced professionals, who must be duly qualified to hold their positions;

(ii)           the strategic decisions of the Company shall procure the growth of its business, the development of new projects, and the maximization of the return of the investment made by its shareholders in compliance with prudent management practices;

(iii)         the management (administração) of the Company shall always seek high levels of profitability, efficiency and competitiveness pursuant to applicable law; and

(iv)          the basic guiding principles and premises set forth in Exhibit 1.1, Exhibit 1.1(a)  and Exhibit 1.1(b) attached hereto.

1.2.              The Parties agree and acknowledge that Exhibit 1.1 attached hereto constitutes the Long-Term Business Plan (as defined below) of the Company approved by the Parties.  Subject to events not under reasonable control of the Parties, the Parties agree to cause the Company to construct the production facilities listed on such Exhibit 1.1, including the beneficiation plant and the pellet plants substantially in accordance with those descriptions.  In order to achieve the Long-Term Business Plan, the Parties shall endeavor their best efforts to cause the Company to comply with the guidelines and provisions set forth on Exhibit 1.1(a) and Exhibit 1.1(b), as they may be updated from time to time by the management of the Company, provided that such updates shall be in line in all aspects with the Long-Term Business Plan and the Mid-Term Business Plan."

1.2               The Parties hereby decide to amend Section 2.5 of the Shareholders’ Agreement, which shall become effective as follows:

“2.5        The Parties agree that any and all Direct Transfers of Shares are hereby prohibited, except for:

(i)            direct purchases and sales of the Shares in accordance with Section III (Right of First Refusal);

(ii)           Direct Transfer of all or part of the Shares held by Posco to any third party, provided, however, that (1) Japanese SPC, one or more shareholders of the Japanese SPC (on the date hereof) and/or Posco shall hold, directly or indirectly, [●]1%[●]  of all Shares held by the New Investor on the date hereof, (2) such acquiring person adheres to this Shareholders' Agreement, and (3) be considered jointly with the Japanese SPC and/or Posco, if applicable, as one single Party for any and all purposes hereunder;

1Text marked as [●] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

(iii)         Direct Transfer of Shares by and between Japanese SPC and Posco;

(iv)          Direct Transfer of Shares between a Party and any entity directly or indirectly Controlled by such Party, provided that,  (i) the transferring Party is, during all times, the direct and/or indirect owner of at least [●]% [●]  of voting and total capital stock of the acquirer, which shall remain during all times as the direct holder of all acquired Shares, and (ii) the acquirer adheres in writing to this Shareholders' Agreement, becoming a Party hereto and undertakes to comply with all obligations set forth herein; provided, however, that the transferring Party shall remain jointly and severally liable with respect to the obligations (including transfer restrictions) provided in this Shareholders' Agreement;

(v)           Direct Transfer of all but not less than all Shares from CSN to a subsidiary which is [●]  owned directly or indirectly by CSN for [●] provided, however, that the following material conditions are complied with: (1) CSN shall (a) remain, during all times prior to [●] or until the expiration of the Lockup Period (as defined in item (a) of Section 2.9), whichever occurs first, the direct or indirect owner (in the latter case exclusively through a subsidiary which is [●]  directly or indirectly owned by CSN [●]) of at least [●] of the voting and total capital stock of [●],  (b) remain, on and after [●]  until the expiration of the Lockup Period, the direct or indirect owner (in the latter case exclusively through a [●]) of more than [●] of the voting capital stock of [●], and (c) have the right prior, on and after [●]  until the expiration of the Lockup Period, [●]; provided that, in case of indirect ownership exclusively through a [●], such indirect ownership shall not adversely impact the existing rights of New Investor under this Shareholders’ Agreement or the NAMISA Transactional Documents (as defined below); (2) [●]  adheres in writing to this Shareholders' Agreement, becoming a Party hereto and undertakes to comply with all obligations from CSN set forth herein (including, without limitation, the Lockup Period), (3) this Shareholders’ Agreement is filed in the head office of [●] for the purpose of Article 118 of Law N. 6,404 of December 15, 1976, as amended and (4) this Shareholders' Agreement, the Share Purchase Agreement and Other Covenants entered into on October 21, 2008, by and among the New Investor, CSN and the Company, as amended (the “SPA”), the Operational Agreements (as defined in Section 9.1(iii) below), and any other agreement in respect of the Namisa project which the New Investor, the Company and CSN are parties and/or guarantors or any other agreement as expressly agreed between the Parties (the “NAMISA Transactional Documents”) shall be amended and reinstated only to include [●] as the party responsible for compliance with the obligations originally assumed by CSN therein in lieu of CSN, which shall remain jointly and severally liable with [●] in respect to such CSN's obligations (including transfer restrictions) provided in any of the NAMISA Transactional Documents; and

(vi)          as expressly provided for in Sections IV (Tag Along Rights), X (Put and Call – Disagreement) and XV (Put and Call – Default under the Shareholders’ Agreement and the Operational Agreements) (each such permitted Direct Transfer a "Permitted Transfer").

2.5.1       For the purposes of this Shareholders' Agreement, "Direct Transfer" shall mean any direct sale, transfer, assignment, exchange, donation, increase of the capital stock of a company with, disposal of, cancellation or replacement of the Shares, with or without consideration therefor, foreclosure on a pledge (excussão de penhor ou caução), placement in trust (fideicomisso), or any other transaction (including, without limitation, any corporate restructuring event, such as spin-off, merger, amalgamation or drop down of assets) which results in the direct transfer of ownership of, and/or rights inherent to, the Shares.

2.5.2       Permitted Transfers may not be used to circumvent any of the provisions of this Shareholders' Agreement, including, but not limited to, the right of first refusal set forth in Section III and the tag along rights set forth in Section IV.

2.5.3       In addition to the provisions of Section 2.5(v) above, the Parties hereby acknowledge and agree that, in case CSN makes a Direct Transfer of its Shares to [●],  the following material conditions shall be further complied with:

(i)              CSN shall transfer to [●]  the [●] and, upon such transfer, [●] shall be free to manage its own assets as it deems appropriate, except that (1) during all times [●] shall, directly or indirectly, hold one hundred percent (100%) of ownership of [●] and (2) until the expiration of the Lockup Period, [●]  shall maintain [●].

(ii)            CSN shall own, on and after [●] and until the expiration of the Lockup Period, directly or indirectly, (1) more than fifty percent (50%) of the voting capital stock of [●]  and (2) participation in the capital stock of [●]  that ensures CSN continues to have its current rights under the existing [●];

(iii)          whenever CSN decides to [●], CSN shall (1) as soon as practicable, provide the New Investor with a written notice informing its decision to [●], (2) engage in good faith discussions with the New Investor, as a strategic partner of CSN in Namisa, on the details of  [●]  and on the New Investor’s concerns (if any), and (3) upon request from the New Investor, CSN shall discuss with the New Investor in good faith, [●],  provided, however, that any such discussion referred to in items (2) and (3) above shall not negatively impact [●]  and that nothing contained herein shall be interpreted as an obligation of the Parties to reach a final agreement on [●];

(iv)           on and after [●], CSN shall not enter into and/or be a party to [●]  which negatively impacts the New Investor’s and/or the Company’s existing rights under the NAMISA Transactional Documents, the Mid-Term Business Plan and/or the Long-Term Business Plan; CSN shall use its best efforts, but not have the obligation, to avoid [●]  in relation to matters subject to [●]  under this Shareholders´ Agreement [●];

(v)             [●]  shall not negatively impact the New Investor’s and/or the Company’s existing rights under the NAMISA Transactional Documents, the Mid-Term Business Plan and/or the Long-Term Business Plan;

(vi)           [●] shall properly and accurately disclose the New Investor’s and the Company’s existing rights under the NAMISA Transactional Documents;

(vii)         CSN´s preliminary target (but not obligation) shall be to own, directly or indirectly (provided that, in the latter case, exclusively through a [●]) (1), as a result of [●]  of the voting capital stock of [●], and (2) after the Lockup Period, [●]  of the voting capital stock of [●]. If by any reason (1) at the time of [●], CSN intends to hold [●] voting capital stock, directly or indirectly (provided that, in the latter case exclusively through a [●]); or (2) after the expiration of the Lockup Period [●]  voting capital stock, directly or indirectly (provided that, in the latter case exclusively through a [●]), CSN shall discuss in good faith with the New Investor any concerns that the New Investor may have in connection thereto; provided, however, that such discussion shall not negatively impact the timetable of any proposed transaction and that nothing contained herein shall be interpreted as an obligation of CSN;

(viii)       as long as [●] to the expiration of the Lockup Period and without prejudice to the provisions of Section 2.5(v) above, if CSN decides to [●]  after the expiration of the Lockup Period) [●]  the New Investor shall have the right [●], in accordance with the provisions of Section 2.5.3.1 below. For purposes of this Shareholders’ Agreement, [●]  shall mean [●]  plus any other share of [●]; and (b) [●]. For purposes of this Shareholders’ Agreement, [●]  shall mean any company that is directly or indirectly [●]  (including but not limited to [●]  related thereto); and

(ix)           notwithstanding the above, at the request of New Investor, CSN shall engage in good faith discussions with the New Investor for a [●]  to the New Investor [●]  under [●]  terms and conditions to be discussed between CSN and the New Investor, provided, however, that such discussion shall not negatively impact [●]  and that nothing contained herein shall be interpreted as an obligation of the Parties to [●]  to the New Investor.

2.5.3.1  As long as [●] to the expiration of the Lockup Period and without prejudice to the provisions of Section 2.5(v) and 2.5.3(vii) above, in case CSN decides to [●]  after the expiration of the Lockup Period) [●], it shall deliver a written notice (“[●]”) to that effect to the New Investor containing (i) CSN's intention to [●]; (ii) [●]; (iii) [●], which shall consist solely of [●]  (in the latter, based on an evaluation to be conducted by an independent first tier financial institution) to be [●]; and (iv) any other material terms of [●]  (including, without limitation, in case the [●] is comprised by [●]  setting forth the evaluation conducted by the independent first tier financial institution), and give the New Investor the [●], except if the [●] is comprised by [●]  the relevant evaluation conducted by the independent first tier financial institution, as set forth above.

2.5.3.1.1                               The [●]  shall be exercised by means of a written notice (“[●]”)  to be delivered by the New Investor within [●]  days from the date of receipt of the [●]. In case the New Investor does not deliver a [●]  as set forth in this Section within such [●]  day period, CSN may [●]  set forth in the [●]. The definitive agreement [●]  shall be executed within [●]  days from the final date for [●]. If the definitive agreements [●]  are not executed within such [●]-day period, or otherwise [●], for any reason whatsoever, [●]  set forth in this Section 2.5.3.1.

2.5.3.1.2                               If the New Investor exercises the [●]  as per this Section 2.5.3.1, it shall [●], in accordance with Section 2.5.3.1.

2.5.3.1.3                               If the New Investor exercises its [●]  pursuant to this Section, the New Investor, CSN and [●]  shall carry out any and all acts and execute any and all documents that may be necessary for the due performance of the transaction contemplated by this Section.

2.5.3.1.4                               For the avoidance of doubt, the [●]  pursuant to this Section 2.5.3.1 shall not be applicable in case (i) [●] the Lockup Period; and (ii) [●] the expiration of the Lockup Period.

2.5.3.1.5                               Any [●]  that violates this Shareholders' Agreement shall be null and void and of no effect with respect to [●]  or any Party.

2.5.3.2   For the avoidance of doubt, (a) the rights contained in Sections 2.5.3(ii) and (viii) shall not be applicable in case [●]  the Lockup Period; and (b) the rights contained in Sections 2.5.3(i), (iii), (iv), (v), (vi), (vii) and (ix) shall be applicable after the Lockup Period [●]  the Lockup Period.

1.3               The Parties hereby decide to amend Section 2.9 of the Shareholders’ Agreement, which shall read as follows:

"2.9        Notwithstanding anything to the contrary set forth in this Shareholders' Agreement, (a) CSN acknowledges and agrees that except for any Permitted Transfer under Section 2.5(iv) or Section 2.5(v) above, it shall not make any Direct Transfer and/or Indirect Transfer of all or part of its Shares until the earlier of (i) December 31st, 2017; or (ii) the completion of the construction of the second Pellet Plant by the Company (as contemplated in Exhibit 1.1) without the prior written consent of the New Investor (the “Lockup Period”); and (b) while CSN, directly or indirectly, is a shareholder of the Company, the New Investor agrees that it shall not make any Direct Transfer and/or Indirect Transfer of all or part of its Shares to Companhia Vale do Rio Doce (or any of its direct or indirect Controlled companies) or Banco Bradesco S.A. (or any of its direct or indirect Controlled or Controlling companies) at any time during the term of this Shareholders' Agreement without prior written consent of CSN."

1.4               The Parties hereby decide to amend Section 9.1(iii) of the Shareholders’ Agreement, which shall read as follows:

“9.1 (…)

(iii)          approval of any amendment or change in any condition of the operational agreements of the Company and/or its Controlled subsidiaries (including the following agreements as defined in the SPA, as amended from time to time: [●]  (being (i) to (viii) collectively the "Operational Agreements")  and (ix) [●], provided that the Directors appointed by CSN shall not have the right to vote in any such resolution if CSN has breached such operational agreements and has not cured such breach within the applicable grace period, in which case the Major Decision shall be taken by Company with the affirmative vote of all the remaining Directors;”

1.5               The Parties hereby decide to amend Section 9.2(vi) of the Shareholders’ Agreement, which shall read as follows:

(vi)               entry into, modification, renewal or termination of any transaction (including, without limitation, guarantee, security and/or indemnification) or agreement with or involving any Controlled subsidiary or Affiliate of the Company or any Shareholder (a “Related Party Agreement”) or the granting of any waiver, consent or forbearance under any Related Party Agreement, provided  that approval of such events shall not be unreasonably withheld, and provided further that the Directors appointed by the relevant related party shall not have the right to vote in any such resolution if such related party breached such Related Party Agreement and has not cured such breach within the applicable grace period;

1.6               Considering that the Parties agree that the Annual Operating Budget should at all times reflect, be aligned with and allow the achievement by the Company of the Mid-Term Business Plan and the Long-Term Business Plan, the Parties hereby decide to include a new Section 11.1.3, which shall read as follows:

"11.1.3  Subject to Section 9.2(i), in case the Shareholders decide to (i) approve or amend the Annual Operating Budget; and/or (ii) approve or amend the Mid-Term Business Plan, the Shareholders shall, prior to such approval or amendment, discuss in good faith, based on the potential impacts to the Mid-Term Business Plan or Long-Term Business Plan expressly identified and presented by the management of the Company and/or by any Shareholder, if any amendment to the Mid-Term Business Plan or Long-Term Business Plan (as applicable) is necessary or not.  If the Shareholders conclude in good faith that it is necessary to amend the Mid-Term Business Plan or Long-Term Business Plan (as applicable) accordingly, the Shareholders shall, on the same date of the approval of the Annual Operating Budget or Mid-Term Business Plan or any amendment thereto (as applicable), also approve (pursuant to Section 9.2(i)) such amendment to the Mid-Term Business Plan and/or the Long Term Business Plan (as applicable) accordingly."

1.7               The Parties hereby decide to include a new Section 12.1.3, which shall become effective as follows:

"12.1.3  It is hereby agreed that the Minimum Dividend may be reduced in a given fiscal year (exercício social) in the case the Board of Directors recommends, based on a major decision quorum as set forth in Section 9.1 above, that the Company will need additional funding to implement its projects or to carry on its businesses as described in the Mid-Term Business Plan and/or the Long-Term Business Plan.  In such case, the Shareholders shall discuss and determine, in good faith and upon mutual consent, whether or not to change the amount of the Minimum Dividend for that specific period."

1.8               The Parties hereby decide to include a new Section 13.8, which shall become effective as follows:

“13.8     The Company shall deliver to each Shareholder a monthly report providing information in accordance with the template contained in Exhibit 13.8 in connection with the status of the implementation of the Long-Term Business Plan, as provided in Exhibit 1.1.”

1.9               As a result of the amendments approved under this Second Amendment, and other amendments resulted from the First Amendment, the Parties hereby have decided to restate the Shareholders’ Agreement, which shall become effective in accordance with the restated shareholders agreement attached hereto as Exhibit 1.9.

Article 2
Miscellaneous

2.1          The articles and sections of the Shareholders’ Agreement which have not been amended by this Second Amendment shall remain in full force and effect, and the Shareholders’ Agreement, as amended by this Second Amendment, shall be binding upon the Parties and their successors.

2.2          The invalidity or nullity, in whole or in part, of any Section of this Second Amendment shall not affect other Sections, which shall continue to be valid and in effect.  In the event of any such invalidity or nullity, the Parties hereby undertake to negotiate, in the shortest period of time possible, as replacement for the invalid or null Section, the inclusion in this Second Amendment of valid terms and conditions that reflect the terms and conditions of the invalid or null Section, taking into consideration the intention and the purpose of the parties at the time of the negotiation of the invalid or null Section and the context in which it appears.

2.3          This Second Amendment shall be governed by, enforced and interpreted in accordance with the laws of Brazil.  For the purposes of article 118 of Law N. 6,404, of December 15, 1976, as amended, this Second Amendment shall be filed at the Company's head office.

2.4          Any dispute, controversy or claim arising out of or relating to this Amendment will be solved by arbitration, in accordance with the provisions set forth in Section 19.11 of the Shareholders’ Agreement.

In Witness Whereof, the Parties hereto, together with the intervening party, have caused this Second Amendment to be duly signed in 4 (four) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Parties and the intervening party and their respective heirs and successors in the presence of the 2 (two) witnesses below.

São Paulo, June 30th, 2011

[Signatures on the next pages]